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                                Exhibit 21.01 - Subsidiaries of the Registrant

     Listed below are subsidiaries of the registrant, all of which are wholly-owned, as of March 30, 1999:

                           Application Methods, Inc.
                           Rocky Mountain Broadband, Inc.
                           Rocky Mountain Internet, Inc.
                              (a Colorado corporation)